UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 16, 2012
Date of Report (Date of earliest event reported)

HANDENI GOLD INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-50907 (Commission File Number)	98-0430222 (IRS Employer Identification No.)

228 Regent Estate Dar es Salaam Republic of Tanzania (Address of principal executive offices)	N/A (Zip Code)

011-255-222-70-00-84
Registrant's telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective on April 16, 2012, the Board of Directors of Handeni Gold Inc. (the "Company") accepted the consent to act as a director of Emmanuel Daniel Ole Naiko.

Mr. Naiko currently serves as the managing director of Stesta Consulting, a firm focusing on among other things, mining advisory services. Mr. Naiko is a qualified mining and metallurgical engineer and a professional member of the American Society of Mining Engineers and Metallurgists. In 2011, Mr. Naiko retired after five years as Chief Executive Officer of the Tanzanian Investment Centre. Mr. Naiko's extensive experience during the course of his career includes serving in the following positions: Vice President, World Association of Investment Promotion Agencies (WAIPA); board member, Tanzania State Mining Corporation; board member, Tanzania Petroleum Development Corporation; board member, Bank of Africa; board member, Tanzania Private Sector Foundation; board member, Maganga-Mtatitu Iron Project; and bard member, University of Dar-es-Salaam Investment Committee.

Mr. Naiko graduated from the Haileybury School of Mines (Canada) and Colorado School of Mines (USA). He also holds investment educational certificates from the Centre for Applied Studies on International Negotiations (Switzerland), Nanning Technological University (Singapore) and the Hans Seidel Foundation (Germany).

As a consequence of the appointment of Mr. Naiko the Board of Directors and Executive Officers of the Company are now comprised of the following:

Name	Position
Reginald Mengi	Chairman of the Board and a director
Reyno Scheepers	President, Chief Executive Officer, Chief Operating Officer, and a director
Melinda Hsu	Secretary, Treasurer and Chief Financial Officer
Douglas Boateng	Director
Gizman Abbas	Director
Mohan Kaul	Director
William Lamarque	Director
Emmanuel Naiko	Director

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANDENI GOLD INC.
DATE: April 17, 2012	By: /s/ Reyno Scheepers Name: Reyno Scheepers Position: President, CEO, COO and a director

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